HENRY L. CREEL CO., INC.
                    Certified Public Accountant
                          (216) 491-0800
                        Fax (216) 491-0803





To Whom It May Concern:


The firm of Henry L. Creel Co., Inc., Certified Public Accountant Consents to the inclusion of my report of June 30, 2000, the Financial Statements of Augrid of Nevada, Inc. from the six months ended January 1, 2000 though June 30, 2000 in any filing that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.



Respectfully,

/s/ Henry L. Creel

Henry L. Creel, CPA

August 7, 2000